FOR IMMEDIATE RELEASE                                                                                                           September 8, 2011

Contact:
investor@clenergen.com

www.clenergen.com

CLENERGEN CORPORATION

CLENERGEN ANNOUNCES A STRATEGIC CHANGE IN ITS BUSINESS MODEL TO BECOME THE WORLDWIDE SUPPLIER OF BIOMASS FEEDSTOCK THROUGH LICENSING AGREEMENTS AND JOINT VENTURES

(New York City – September 8, 2011) Clenergen Corporation (OTCQB: CRGE - BOERSE FRANKFURT: 9CE) announced today that that it has entered into a binding licensing  and joint venture agreement with FUTENCO AG after three years of development of commercial projects in multiple strategic markets.

FUTENCO AG is committed to the development and execution of renewable energy projects and distribution of biomass feedstock worldwide.  FUTENCO AG’s has strategic alliances and partnerships which allow them to develop and execute projects in the most efficient manner in multiple venues throughout the world. In addition, FUTENCO plans to float on the Boerse Frankfurt stock market within the next 12 months. Futenco strategic partners include CIYCOR, a worldwide renewable energy and construction company, whose team has executed over $1.3 billion of contracts on behalf of the US Government and US Armed Forces in addition to multiple other private contracts. CIYCOR specializes in project financing solutions in order to execute renewable energy contracts to both private clients and the US government and is currently in the process of developing over 1000 MW of renewable energy projects across the world.

Under the terms of the joint venture agreement, FUTENCO AG will provide project financing in order to execute all of Clenergen’s projects through its subsidiary operating companies located in the Philippines, Ghana and Guyana.  Clenergen will retain the rights to retain a majority stake in each of these companies. The company is currently in the process of installing turnkey gasification power plant in the Philippines on behalf of National Power Corporation and in Ghana with Ghana Manganese Mining Company. Each of the projects will be supported by the cultivation of energy crops in order to maintain a sustainable supply of biomass feedstock for generating renewable technology.

Under the terms of the license agreement Clenergen will be licensing its intellectual property rights pertaining to plant science and other third party exclusive technology licenses. FUTENCO AG will establish a $30 million renewable energy fund, designated for the cultivation of energy crop plantations throughout the emerging and Caribbean markets.  Clenergen will retain the rights to own a majority stake in each of the projects and joint ventures formed within the regions where it is suitable for the cultivation of energy crops, such as Malaysia, Saipan, Guam, Brazil, Bahamas, Dominican Republic, Haiti, Puerto Rico, Sri Lanka, Malaysia and Guatemala.

Clenergen will now fast track the development of the Clenergen brand by becoming the worldwide supplier and distributor of biomass feedstock for use as fuel conversion to electricity, Pyrolysis oil, and wood pellets for both domestic use and export to co-fire with coal power plants in Europe, USA, South Korea and Japan, in order to assist them in lowering their carbon emission. The business model will continue to focus on the installation of small turnkey gasification power plants for the captive end users, such as mining and manufacturing operations.

On the September 5, 2011, Clenergen agreed terms to sell Clenergen India Private Limited to private Asian Investors, in order to allow the Company to concentrate on the cultivation of energy crops in India, under a new biomass subsidy program introduced on August 8, 2011 by the Indian Union Government. Clenergen will retain all Intellectual property rights pertaining to plant science, and third party agronomy and technology licenses that have been established in this region.

The Company has now chosen to decline other previous offers of financing as announced in April 2011, along with the acquisition of additional combustion steam power plants in India, announced on June 2011, The Company will now focus on its core business model, biomass feedstock production, sale and distribution. Clenergen will now be the owner, repository and developer of all intellectual property, technology licensing and acquirer of all future technologies through acquisition, strategic alliances and joint ventures. The company’s primary income streams will be through development fees, license fees and dividends from each and every renewable energy project executed using Clenergen IP and exclusive technology licenses.

 Subsequently the Board of Directors will be restructured with David Sonnenberg, Sanil Kumar, Pamela Peeters and Alex Worrall stepping down from the Board, with Mike Starkie being appointed as Non Executive Chairman and Dr Arvind Pandalai as a Non Executive Director of Clenergen Corporation.

Commenting on the change in direction, Mark Quinn, Chief Executive Officer of Clenergen Corporation said "After 10 years of research and development in the field of feedstock for renewable energy, I strongly believe that our shareholders will receive much higher returns and profitability from this strategic change in our business model.  In India, the company can now focus its core business which is the cultivation, supply, sale and distribution of biomass feedstock to produce renewable energy. This change allows many of our projects that are in different stages of development around the world to be fully funded, without incurring further equity dilution or debt at the parent level. I strongly believe that this is the best business model to enable Clenergen to grow its brand name throughout the worldwide.

About Clenergen Corporation

Clenergen Corporation is a publicly-traded company with its common stock quoted in the USA on the OTCQB Market (Symbol: CRGE) and in Germany on the First Quotation Board, Open Market of the Frankfurt Stock Exchange (Symbol : 9CE) Clenergen offers strategic clean energy generation and supply of biomass feedstock to address the requirement for renewable and sustainable supplies of electricity.  Clenergen has developed a unique modular system for gasification and localized plantation management. Clenergen also plans to provide biomass feedstock for producing wood pellets for co firing with coal to produce low emission electricity.

Clenergen Corporation uses biomass feedstock to implement sustainable supplies of clean energy  for captive end users, islands, mining companies, government or privately-owned power grid systems and other end users. The "Distributed Environmental Power System" marries significant proprietary advancements in plant science with proven long standing engineering technologies to achieve this goal.  For further information on Clenergen Corporation and its products and services, go to: www.clenergen.com.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).  To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking.  Forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “may,” “anticipate,” “believe,” “should,” “intend,” “estimate,” and variations of such words.  Forward-looking statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, without limitation, those risks and uncertainties contained in this press release and those identified in the periodic reports that the company files with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act.